As filed with the Securities and Exchange Commission on November 3, 2011

Registration No. 333-161266

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMDEON INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	20-5799664
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3055 Lebanon Pike, Suite 1000

Nashville, Tennessee

(Address of Principal Executive Offices) (Zip Code)

Emdeon Inc. 2009 Equity Incentive Plan

(Full titles of plan)

Gregory T. Stevens, Esq.

Executive Vice President, General Counsel and Secretary

3055 Lebanon Pike, Suite 1000

Nashville, TN 37214

(615) 932-3000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John C. Kennedy, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SHARES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to Registration Statement No. 333-161266 of Emdeon Inc. (the “Company”) on Form S-8 (the “Registration Statement”), registering shares of Class A common stock, par value $0.00001 per share, of the Company, which shares were reserved for issuance under the Emdeon Inc. 2009 Equity Incentive Plan.

On November 2, 2011, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 3, 2011, by and among the Company, Beagle Parent Corp. (the “Parent”) and Beagle Acquisition Corp. (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement, pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statement. The Company hereby removes from registration all securities that were previously registered under the Registration Statement and have not been sold or otherwise issued as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on November 3, 2011.

EMDEON INC.

By:	/s/ Gregory T. Stevens
Name:	Gregory T. Stevens
Title:	Executive Vice President, General Counsel and Secretary